SCHEDULE A
                             ADVISERS MANAGERS TRUST
                      TRANSFER AGENCY AND SERVICE CONTRACT



SERIES                                          Date Added to Agreement


AMT Growth Investments                                May 1, 1995

AMT Partners Investments                              May 1, 1995

AMT Balanced Investments                              May 1, 1995

AMT Government Income Investments                     May 1, 1995

AMT Limited Maturity Bond Investments                 May 1, 1995

AMT Liquid Asset Investments                          May 1, 1995

AMT International Investments                         May 1, 1997

AMT Guardian Investments                              October 15, 1997

AMT Mid-Cap Growth Investments                        October 15, 1997



Dated: October 15, 1997